Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Senior Vice President (505) 241-7154

First State Bancorporation Completes
Acquisition of NMFC

Albuquerque NM--January 10, 2006--First State Bancorporation (NASDAQ:FSNM) ("First State") New Mexico's largest locally managed bank holding company today announced that it has completed its acquisition of New Mexico Financial Corporation ("NMFC").

Pursuant to the Merger Agreement, NMFC merged (the "Merger") with and into First State, with First State as the surviving entity. NMFC stockholders who elected stock consideration will receive 84.83 shares of First State common stock for every share of NMFC common stock they hold and NMFC stockholders who elected cash consideration will receive $2,044.36 in cash for every share of NMFC common stock they hold. Since the cash election was undersubscribed, NMFC stockholders who did not make either a cash or stock election will receive a pro rata portion of cash and stock consideration for each share of NMFC common stock they hold. As a result of the Merger, First State will issue approximately 718,000 shares of First State common stock and pay approximately $2.7 million in cash consideration. Prior to closing of the Merger, NMFC paid stockholders of record at the close of business on December 15, 2005 a cash dividend of $538.50 on each share of NMFC common stock.

Concurrently, First Community Bank, a wholly owned subsidiary of First State, completed its acquisition of Ranchers Banks, a wholly owned subsidiary of NMFC, pursuant to the terms of a subsidiary agreement and plan of merger, with First Community Bank as the surviving bank.

"The Ranchers Banks branch system is very complementary to our organization," commented President and Chief Executive Officer Michael R. Stanford. "The completion of our acquisition of NMFC strengthens our New Mexico operations," continued Stanford.

The newly acquired locations in Albuquerque, Belen, Los Lunas, Edgewood, Moriarty, and Grants, New Mexico will operate under the First Community Bank name. The completion of this acquisition increases the number of branches in the First Community Bank system to 50, with operations in New Mexico, Colorado, Utah, and Arizona.

On Tuesday, January 10, 2006, First State's stock closed at $24.03 per share.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based bank holding company. First State Bancorporation provides commercial banking services to businesses through its subsidiary bank, First Community Bank. Prior to the acquisition of NMFC, First State Bancorporation operated forty-one branch offices including the ten recently acquired branches from Access Anytime. First Community's branches include thirty-two in New Mexico (three offices in Taos, twelve offices in Albuquerque, four offices in Santa Fe, two offices in Las Cruces, two offices in Clovis, and one office each in Rio Rancho, Los Lunas, Bernalillo, Pojoaque, Placitas, Moriarty, Belen, Gallup, and Portales), six in Colorado (Denver, Colorado Springs, Fort Collins, Lakewood, Littleton, and Longmont), two in Utah (Midvale and Salt Lake City), and one in Arizona (Sun City). In addition, First Community Bank's residential mortgage origination division operates in Colorado, New Mexico, and Utah as First Community Mortgage.

FORWARD LOOKING STATEMENTS

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on First State current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by First State. For a detailed discussion of these statements, please refer to First State's filings with the SEC, especially in the "risk factors" sections of First State's Annual Report on Form 10-K for the year ended December 31, 2004 and in subsequent filings with the SEC. First State assumes no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.